EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-38028, No. 333-86015, and 333-100081) on Form S-8 of our reports dated March 25, 2011 with respect to the consolidated financial statements of United Community Financial Corp. and the effectiveness of internal control over financial reporting, which reports appears in the Annual Report on Form 10-K of United Community Financial Corp. for the year ended December 31, 2010.

/s/  Crowe Horwath LLP
Crowe Horwath LLP

Cleveland, Ohio
March 25, 2011

EX. 23-1